Exhibit 3

DLNL, LLC

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY
OPERATING AGREEMENT

Dated as of February 25, 2025

TABLE OF CONTENTS

Recitals		1

Article I Defined Terms		2

1.1	Defined Terms	2

1.2	Interpretation	5

Article II Organization		5

2.1	Formation	5

2.2	Name	6

2.3	Principal Office	6

2.4	Registered Office; Registered Agent	6

2.5	Purpose; Powers	6

2.6	Term	6

2.7	Tax Status of the LLC	7

2.8	No State Law Partnership	7

Article III Units		7

3.1	Units Generally	7

3.2	Authorization and Issuance of Class A Units	8

3.3	Authorization and Issuance of Common Units	8

3.4	Certificates Representing Units	8

Article IV Members		8

4.1	Admission of New Members	8

4.2	No Personal Liability	8

4.3	No Withdrawal	9

4.4	Death	9

4.5	Voting	9

Article V Contribution of Company Shares		9

5.1	Shares to be Contributed to LLC	9

5.2	Contribution of Shares	10

5.3	Inspection, Disclosure and Public Filing of the Agreement	10

Article VI Membership Certificates		11

6.1	Issuance of Membership Certificates	11

6.2	Form of Certificates	11

6.3	Replacement of Certificates	11

6.4	Membership Interest Register	11

- i -

6.5	Record Date	11

Article VII Redemption or Conversion of Shares		11

7.1	No Redemption of Class A Shares	11

7.2	Conversion	12

7.3	Redemption of Common Shares	12

7.4	Transfers of Shares	13

Article VIII Transfers of Membership Interests		13

8.1	Permissible Transfers; Restrictions on Transfer	13

8.2	Transfers	13

8.3	Transferees Bound by Agreement	14

8.4	Other Requirements for Transfers	14

Article IX Dividends and Certain Changes to Stock		14

9.1	LLC to Distribute Cash Dividends	14

9.2	Distributions other than Cash	14

9.3	No Distributions in Violation of Law	15

9.4	Certain Changes to Class A Shares or Common Shares	15

Article X Capital Contributions; Capital Accounts		15

10.1	Initial Capital Contributions	15

10.2	Additional Capital Contributions	16

10.3	Maintenance of Capital Accounts	16

10.4	Succession Upon Transfer	16

10.5	Treasury Regulations	16

Article XI Allocations		16

11.1	Allocation of Net Income and Net Loss	16

11.2	Tax Allocations	16

Article XII Management of LLC; Voting and Other Rights and Powers of Members		17

12.1	Management of the LLC	17

12.2	Managing Member Rights and Powers	17

12.3	Contributed Shares to be Voted as a Unit	17

12.4	Failure to Achieve a Majority if there is more than one Managing Member	18

12.5	Certain Transactions Require Joint Consent of Managing Member and Non-Managing Members	18

12.6	Powers of LLC	19

12.7	Sale or Conversion of Contributed Shares by Managing Member	20

12.8	Meetings and Procedures	20

- ii -

12.9	Voting by Managing Members if there are more than one Managing Member	20

12.10	Status of Managing Members	20

12.11	Removal of Managing Member	21

12.12	Resignation of Managing Members	21

12.13	Costs and Expenses	21

12.14	Other Relationships Between Managing Member and Company	21

12.15	Compensation of Managing Member	21

12.16	Responsibility of Managing Member	22

12.17	Reliance by Managing Member	22

12.18	Legal Compliance by Managing Member	22

Article XIII Exculpation and Indemnification		22

13.1	Exculpation; Indemnification of Members	22

Article XIV Records, Accounting and Tax Matters		24

14.1	Records Required by the Delaware Act	24

14.2	Book and Records	24

14.3	Accounting Methods; Fiscal Year	24

14.4	LLC Funds	24

14.5	Tax Matters Member	24

Article XV Dissolution and Liquidation		25

15.1	Events of Dissolution	25

15.2	Effectiveness of Dissolution	25

15.3	Liquidation	25

15.4	Cancellation of Certificate of Formation	26

Article XVI Representations and Warranties of Members		26

16.1	Representations and Warranties	26

Article XVII Covenants		27

17.1	Confidentiality	27

Article XVIII General Provisions		27

18.1	Successors and Assigns	27

18.2	Notices	27

18.3	Amendment of Agreement	28

18.4	Costs and Expenses	28

18.5	Severability of Provisions	28

18.6	Controlling Law; Submission to Jurisdiction; Specific Performance	28

- iii -

18.7	Construction of Agreement	29

18.8	Multiple Counterparts	29

18.9	Entire Agreement	29

18.10	No Third-party Beneficiaries	29

- iv -

Amended and Restated
Limited Liability Company Operating Agreement
dated as of February 25, 2025

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (the “Agreement”) is made as of February 25, 2025 (the “Restatement Date”), by and among DLNL, LLC (the “LLC”), Adolphus B. Baker, as the initial Managing Member (“Managing Member”), and the Non-Managing Members (“Non-Managing Members”) identified on the signature pages hereto (such persons, together with any Persons who become members of the LLC in accordance with this Agreement, the “Members”).

RECITALS

WHEREAS, the LLC has been formed to invest in shares of Class A Common Stock, par value $0.01 per share (“Class A Shares”), and shares of Common Stock, par value $0.01 per share (“Common Shares”), of Cal-Maine Foods, Inc., a Delaware corporation (the “Company”);

WHEREAS, effective as of July 20, 2018, the initial owners of Membership Interests entered into the Limited Liability Company Operating Agreement for the LLC (the “Existing Operating Agreement”);

WHEREAS, the Company’s capital stock consists of:  (i) Common Shares, which are publicly traded on the NASDAQ under the symbol “CALM,” and (ii) Class A Shares, which are privately held and not publicly traded, but are convertible on a share-for-share basis into Common Shares at any time at the option of the holder thereof;

WHEREAS, the Common Shares have one vote per share and Class A Shares have ten votes per share on all matters on which such shares are entitled to vote and certain other differences, but otherwise have substantially similar rights, powers and privileges;

WHEREAS, each of the Members, including Adolphus B. Baker, is an Immediate Family Member or Permitted Transferee (in each case, as defined in the Company’s Second Amended and Restated Certificate of Incorporation, as amended from time to time (the “Restated Charter”));

WHEREAS, the LLC is also a Permitted Transferee;

WHEREAS, the LLC currently owns Common Shares, as well as 100% of the outstanding Class A Shares;

WHEREAS, the Class A Shares currently represent over 50% of the total voting power of the outstanding shares of the Company in the election of directors and matters other than the election of directors;

WHEREAS, the Members (and/or their respective predecessors-in-interest) formed the LLC and entered into the Existing Operating Agreement to permit the Immediate Family and Permitted Transferees to continue to own and retain, directly or indirectly, Class A Shares to maintain control of the Company, in order to provide for the long-term, stable and consistent ownership and governance of the Company;

WHEREAS, in furtherance of such purpose, the Existing Operating Agreement conferred upon the Managing Member the right to vote and to act with respect to the Class A Shares and Common Shares that they (and/or their respective predecessors-in-interest) have contributed to the LLC, subject to the terms and conditions of this Agreement;

WHEREAS, contemporaneously with the execution of this Agreement, the LLC, the Members and the Company have entered into that certain Agreement Regarding Conversion dated as of the Restatement Date, pursuant to which the Company has agreed to take certain corporate actions to address the fact that the LLC and the Members have expressed a potential interest in monetizing all or a portion of the Common Shares owned by the LLC and the Common Shares underlying the Class A Shares owned by the LLC, which corporate actions include (a) amending and restating the Restated Charter, (b) amending and restating the Company’s Bylaws, and (c) effective upon the conversion by the LLC of all Class A Shares into Common Shares, granting the LLC and the Members certain rights to cause the sale or transfer of Common Shares owned by the LLC or such Members to be registered under the Securities Act, in each case, on the terms and subject to the conditions set forth therein (as amended from time to time, the “Agreement Regarding Conversion”);

WHEREAS, the Board of Directors of the Company (taking into account the recommendation of a Special Committee of the Board of Directors, consisting solely of independent directors) has approved the Company’s execution and performance by the Company of the Agreement Regarding Conversion and the actions and transactions contemplated thereby; and

WHEREAS, in consideration of the foregoing and in order to facilitate the conversion of Class A Shares contemplated by the Agreement Regarding Conversion, the LLC and the Members hereby amend and restate the Existing Operating Agreement, in accordance with the Delaware Limited Liability Company Act, as follows:

ARTICLE I
DEFINED TERMS

1.1          Defined Terms.

“Agreement Regarding Conversion” has the meaning set forth in the Recitals.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Business” has the meaning set forth in Section 2.5(a).

“Capital Account” has the meaning set forth in Section 10.3.

“Capital Contribution” means, for any Member, the total amount of cash and cash equivalents and the value of any property contributed to the LLC by such Member.

“Class A Shares” means Class A Common Stock, par value $0.01 per share, of the Company.

“Class A Unit” means a Unit representing a fractional part of the Membership Interests issued by the LLC in exchange for one Class A Share.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” means Common Stock, par value $0.01 per share, of the Company.

“Common Unit” means a Unit representing a fractional part of the Membership Interests issued by the LLC in exchange for one Common Share or in connection with the conversion of Class A Shares in accordance with Section 7.2.

“Company” means Cal-Maine Foods, Inc., a Delaware corporation.

“Contributed Shares” has the meaning set forth in Section 5.1.

“Daughters’ Revocable Trust” means the Fred R. Adams, Jr. Daughters’ Trust formed under agreement dated July 20, 2018, of which Adolphus B. Baker and Jean Reed Adams serve as co-trustees and Fred R. Adams, Jr. is the lifetime beneficiary, and of which his four daughters are remainderman beneficiaries.

“Delaware Act” means the Delaware Limited Liability Company Act, Title 6, Chapter 18, §§ 18-101, et seq., and any successor statute, as it may be amended from time to time.

“Effective Date” has the meaning set forth in Section 5.2(a).

“Existing Operating Agreement” has the meaning set forth in the Recitals.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Immediate Family Member” has the meaning set forth in the Recitals.

“Initial Dissolution Date” has the meaning set forth in Section 2.6(a).

“Joinder” means the Joinder agreement in form and substance attached hereto as Exhibit C.

“Joinder of Managing Member” means the Joinder of Managing Member agreement in form and substance attached hereto as Exhibit D.

“Managing Member” means, initially, Adolphus B. Baker, or such other Member as may be designated or become a Managing Member pursuant to the terms of this Agreement.

“Member” means (a) each Person identified on Exhibit B as of the date hereof as a Member and who has executed this Agreement or a counterpart thereof; and (b) and each Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Delaware Act, in each case so long as such Person is shown on the LLC’s books and records as the owner of one or more Units or has entered into an agreement or commitment to contribute Class A Shares and/or Common Shares in exchange or one or more Units.  The Members shall constitute the “members” (as that term is defined in the Delaware Act) of the LLC.

“Members Schedule” has the meaning set forth in Section 3.1.

“Membership Certificate” means a certificate issued by the LLC to a Member evidencing Units owned by such Member in accordance with Article VI of this Agreement.

“Membership Interest” means an interest in the LLC owned by a Member, including such Member’s right (based on the type and class of Unit or Units held by such Member), as applicable, (a) to a distributive share of net income, net losses and other items of income, gain, loss and deduction of the LLC; (b) to a distributive share of the assets of the LLC; (c) to vote on, consent to or otherwise participate in any decision of the Members as provided in this Agreement; and (d) to any and all other benefits to which such Member may be entitled as provided in this Agreement or the Delaware Act.  The Membership Interest of each Member shall be expressed as a number of Class A Units or Common Units, which Units shall be equal to the number of Class A Shares or Common Shares, as applicable, that such Member contributed in exchange for such Units, taking into account permitted conversions and redemptions.  Exhibit F sets forth, as of the Restatement Date, the number of Class A Units and Common Units held by each Member, together with the number Class A Shares or Common Shares, as applicable, contributed by or on behalf of such Member in exchange for such Units.

“Non-Managing Member” means at any time each Member that is not the Managing Member.

“Permitted Transferee” has the meaning set forth in the Recitals.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Restated Charter” has the meaning set forth in the Recitals.

“Revocable Trust” means the Daughters’ Revocable Trust and any successor to the Daughters’ Revocable Trust.

“Restatement Date” has the meaning set forth in the Preamble.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Tax Matters Member” has the meaning set forth in Section 14.5(a).

“Treasury Regulations” means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“Unit” means a unit representing a fractional part of the Membership Interests of the Members and shall include all types and classes of Units, including the Class A Units and the Common Units; provided, however, that any type or class of Unit shall have the privileges, preference, duties, liabilities, obligations and rights set forth in this Agreement and the Membership Interests represented by such type or class of Unit shall be determined in accordance with such privileges, preference, duties, liabilities, obligations and rights.

1.2          Interpretation.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.  The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The headings used herein are for convenience only, are not part of the article, section or subsection to which they relate, and are not to be used in construing the legal intent of this instrument.  Unless the context otherwise requires, references herein:  (x) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.  The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

ARTICLE II
ORGANIZATION

2.1          Formation.

(a)          The LLC was formed on or prior to July 20, 2018, pursuant to the provisions of the Delaware Act, upon the filing of the Certificate of Formation of the LLC with the Secretary of State of the State of Delaware.

(b)          This Agreement shall constitute the “limited liability company agreement” (as that term is used in the Delaware Act) of the LLC.  The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Delaware Act and this Agreement.  To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Delaware Act in the absence of such provision, this Agreement shall, to the extent permitted by the Delaware Act, control.

2.2         Name.  The name of the LLC is “DLNL, LLC” or such other name or names as the Managing Member may from time to time designate; provided, however, that the name shall always contain the words “Limited Liability Company” or the abbreviation “L.L.C.” or the designation “LLC.”  The Managing Member shall give prompt notice to each of the Members of any change to the name of the LLC.

2.3         Principal Office.  The principal office of the LLC is located at c/o Cal-Maine Foods, Inc., 1052 Highland Colony Pkwy, Suite 200, Ridgeland, MS 39157, or such other place as may from time to time be determined by the Managing Member.  The Managing Member shall give prompt notice of any such change to each of the Members.

2.4          Registered Office; Registered Agent.

(a)           The registered office of the LLC shall be 251 Little Falls Drive, Wilmington, DE 19808 or such other office (which need not be a place of business of the LLC) as the Managing Member may designate from time to time in the manner provided by the Delaware Act and Applicable Law.

(b)          The registered agent for service of process on the LLC in the State of Delaware shall be Corporation Service Company or such other Person or Persons as the Managing Member may designate from time to time in the manner provided by the Delaware Act and Applicable Law.

2.5          Purpose; Powers.

(a)           The purpose of the LLC is to acquire, vote and hold, either alone or with other Persons, securities of the Company, to convert Class A Shares in accordance with Section 7.2, transfer Common Shares in redemption of Common Units in accordance with Section 7.3 and to engage in any and all activities necessary or incidental thereto (the “Business”).  The LLC shall not engage in any other operating or investment activities.

(b)          The LLC shall have all the powers necessary or convenient to carry out the purposes for which it is formed, including the powers granted by the Delaware Act.

2.6          Term.

(a)            Initial Dissolution Date.  The term of the LLC commenced on the date the Certificate of Formation of the LLC was filed with the Secretary of State of the State of Delaware.  The LLC shall continue until the tenth anniversary after the death of Fred R. Adams, Jr. (the “Initial Dissolution Date”), unless renewed or sooner dissolved and terminated as herein provided.

(b)          Extension.  Prior to the Initial Dissolution Date, subject to the consent of Members holding no less than a majority of the voting power of the Units at the time, the Managing Member may elect to extend the term of the LLC and this Agreement for an extended term of up to ten years after the Initial Dissolution Date.  In such event, not later than thirty days prior to the Initial Dissolution Date, the Managing Member shall notify all other Members that the initial term of the LLC will be extended and the date, not later than ten years after the Initial Dissolution Date, of the extended dissolution date (the “Extended Dissolution Date”).

(c)          Additional Extensions.  Prior to the Extended Dissolution Date, subject to the consent of Members holding no less than a majority of the voting power of the Units at the time, the Managing Member may elect to extend the term of the LLC and this Agreement for an additional extended term of up to ten years after the Extended Dissolution Date, and may further elect to successively extend the term of the LLC and this Agreement for additional extended terms of up to ten years each after the last applicable subsequent extended dissolution date (“Subsequent Extended Dissolution Date”).  In such event, not later than thirty days prior to the applicable Subsequent Extended Dissolution Date, the Managing Member shall notify all other Members that the term of the LLC will be extended and the date, not later than ten years after the last Subsequent Extended Dissolution Date, of the new Subsequent Extended Dissolution Date.

(d)          Notwithstanding the foregoing, the LLC may be earlier dissolved and terminated as provided in Article XV.

2.7         Tax Status of the LLC.  At all times that the LLC has only one Member, the LLC shall be disregarded for federal and, if applicable, state and local income tax purposes.  At all times that the LLC has more than one Member, the Members intend that the LLC shall be treated as a partnership for federal and, if applicable, state and local income tax purposes, and, to the extent permissible, the LLC shall elect to be treated as a partnership for such purposes.  The Managing Member shall cause to be prepared and provided to each Member all necessary or appropriate income tax information, including, if requested by such Member, a copy of the federal, state and local income tax or information returns for each taxable year of the LLC.  The LLC and each Member shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment and no Member shall take any action inconsistent with such treatment.

2.8       No State Law Partnership.  No provisions of this Agreement shall be deemed or construed to constitute the LLC a partnership (including a limited partnership) or joint venture, or any Member a partner or joint venturer of or with any other Member, for any purposes other than federal, state and local tax purposes.

ARTICLE III
UNITS

3.1        Units Generally.  The Membership Interests of the Members shall be represented by issued and outstanding Units, which may be divided into one or more types or classes.  Each type or class of Units shall have the privileges, preferences, duties, liabilities, obligations and rights, including voting rights, set forth in this Agreement with respect to such type or class.  The Managing Member shall maintain a schedule of all Members, their respective mailing addresses and the amount and type and class of Units held by them (the “Members Schedule”).  Such Schedule shall be used to establish the initial Membership Interest Register as provided in Section 6.4, and such Schedule shall be deemed to be automatically updated for any subsequent changes reflected in the Membership Interest Register.  Such information with respect to the Members as of the Restatement Date is attached hereto as Exhibit F.  The only Units that may initially be issued are (a) one Class A Unit for each Class A Share contributed to the LLC, (b) one Common Unit for each Common Share contributed to the LLC and (c) the issuance of Common Units upon conversion of Class A Units in accordance with Section 7.2(b).  Each Class A Share contributed to the LLC in the future will entitle the Member making the contribution to one Class A Unit and each Common Share contributed to the LLC in the future will entitle the Member making the contribution to one Common Unit.

3.2          Authorization and Issuance of Class A Units.  Subject to compliance with the terms of this Agreement, the LLC is hereby authorized to issue a class of Units designated as Class A Units.  As of the Restatement Date, there are 4,800,000 Class A Units issued and outstanding to the Members in the amounts set forth on Exhibit F hereto.

3.3        Authorization and Issuance of Common Units.  Subject to compliance with the terms of this Agreement, the LLC is hereby authorized to issue a class of Units designated as Common Units.  As of the Restatement Date, there are 1,087,956 Common Units issued and outstanding to the Members in the amounts set forth on Exhibit F hereto.  The LLC will issue additional Common Units for any additional Common Shares contributed and, upon conversion of Class A Shares, as provided in Section 7.2.

3.4          Certificates Representing Units.  The Managing Member shall issue Membership Certificates to the Members representing the Units held by such Member in the form attached hereto as Exhibit A, including the legend set forth thereon.

ARTICLE IV
MEMBERS

4.1          Admission of New Members.

(a)         New Members may be admitted from time to time (i) in connection with an issuance of Units by the LLC, subject to compliance with the applicable provisions of this Agreement, and (ii) in connection with a transfer of Units, subject to compliance with the provisions of this Agreement.  Notwithstanding any provision herein to the contrary, no Person shall be admitted as a Member of the LLC unless such Person is an Immediate Family Member or a Permitted Transferee.

(b)          In order for any Person not already a Member of the LLC to be admitted as a Member, whether pursuant to an issuance or transfer of Units, such Person shall have executed and delivered to the LLC a written undertaking substantially in the form of the Joinder attached hereto as Exhibit C. Upon the amendment of the Members Schedule by the Managing Member and the satisfaction of any other applicable conditions, including, if a condition, the receipt by the LLC of additional Class A Shares or Common Shares in exchange for the issuance of the applicable Units, such Person shall be admitted as a Member and deemed listed as such on the books and records of the LLC and thereupon shall be issued his, her or its Units.  The Managing Member shall also adjust the Capital Accounts of the Members as necessary in accordance with Article X.

4.2        No Personal Liability.  Except as otherwise provided in the Delaware Act, by Applicable Law or expressly in this Agreement, no Member will be obligated personally for any debt, obligation or liability of the LLC or other Members, whether arising in contract, tort or otherwise, solely by reason of being a Member.

4.3          No Withdrawal.  A Member shall not cease to be a Member as a result of the bankruptcy of such Member or as a result of any other events specified in §18-304 of the Delaware Act.  So long as a Member continues to hold any Units, such Member shall not have the ability to withdraw or resign as a Member prior to the dissolution and winding up of the LLC and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the LLC shall be null and void.  As soon as any Person who is a Member ceases to hold any Units, such Person shall no longer be a Member.

4.4          Death.  The death of any Member shall not cause the dissolution of the LLC, and the LLC and its business shall be continued by the remaining Member or Members.  In such event the Units owned by the deceased Member shall automatically be transferred to such Member’s heirs; provided, however, that such heirs shall not be admitted as Members of the LLC unless such heirs are Immediate Family Members or Permitted Transferees and such Members shall not be entitled to receive a Membership Certificate in their names or receive any distributions from the LLC until they sign a written undertaking substantially in the form of the Joinder attached hereto as Exhibit C.

4.5          Voting.

(a)          Except as otherwise provided by this Agreement or as otherwise required by the Delaware Act or Applicable Law:

(i)          each Member shall be entitled to ten votes per Class A Unit on all matters upon which the Members have the right to vote under this Agreement; and

(ii)         each Member shall be entitled to one vote per Common Unit on all matters upon which the Members have the right to vote under this Agreement.

(b)        To the full extent permitted by law, Members shall have no right to vote on any matters under this Agreement, the Delaware Act or otherwise except as expressly provided in this Agreement.

ARTICLE V
CONTRIBUTION OF COMPANY SHARES

5.1          Shares to be Contributed to LLC.  All outstanding Class A Shares held or owned at any time by any Member (including any Class A Shares acquired by any Member after the date of the Existing Operating Agreement and before the dissolution of the LLC), and the Common Shares held by the Revocable Trust, shall be contributed hereunder and accepted by, and transferred to, the LLC, in exchange for Units.  Except as provided in this Section 5.1, each Member shall have the right, but not the obligation, to contribute Common Shares to the LLC from time to time in exchange for Units with the prior consent of the Managing Member.  Any and all shares contributed to the LLC (including shares issued upon conversion of Class A Shares contributed to the LLC), less shares exchanged by the LLC upon redemptions of Common Units, are referred to herein as “Contributed Shares.”

5.2          Contribution of Shares.

(a)        Following the date that the Restated Charter is filed with the Secretary of State of the State of Delaware and becomes effective (the “Effective Date”), each Member shall promptly contribute and transfer to the LLC all stock certificates representing Class A Shares owned or later acquired by such Member, duly endorsed in blank, or accompanied by proper instruments of assignment and transfer duly executed in blank or (and accompanied by any revenue stamps required for the transfer), in exchange for Membership Certificates issued hereunder in the form herein provided.  Any Member who acquires ownership of any Class A Shares after the date of the Existing Operating Agreement shall contribute and transfer such shares to the LLC no later than thirty (30) days after acquiring such shares.

(b)        Following the receipt of Common Shares by the Revocable Trust, but no later than the time that Class A Shares are contributed to the LLC following the Effective Date, the Revocable Trust shall contribute and transfer to the LLC all stock certificates representing Common Shares listed with respect to the Revocable Trust, duly endorsed in blank, or accompanied by proper instruments of assignment and transfer duly executed in blank or (and accompanied by any revenue stamps required for the transfer), in exchange for Membership Certificates issued hereunder in the form herein provided.

(c)        The LLC shall accept such contributions and hold all shares so contributed under the terms and conditions of this Agreement.  Such contribution of Class A Shares and Common Shares and the acceptance of Membership Certificates by a Person, subject to the provisions of Section 4.1, shall cause such Person to become a Member hereunder subject to all the terms and conditions of this Agreement.

(d)          The contribution of Class A Shares and Common Shares to the LLC hereunder shall constitute an assignment and transfer to the LLC of full legal title to such shares, and shall vest in the LLC all rights and powers of every nature incident to ownership of such shares, including the right to vote such shares, subject only to the limitations specifically set forth herein, including the prohibition of sales, dispositions or transfers of such shares by the LLC except as permitted in Sections 7.2 and 7.3.

(e)         Promptly upon receipt from time to time of stock certificates representing Contributed Shares, the LLC shall cause the certificates to be surrendered to the Company and cancelled and new certificates issued therefor to, and in the name of, the LLC, and shall cause the LLC ownership of legal title pursuant to this Agreement to be entered in the stock transfer records of the Company and noted on the newly issued certificates.

5.3        Inspection, Disclosure and Public Filing of the Agreement.  The Managing Member shall cause a copy of this Agreement to be delivered to the principal place of business of the Company and shall request that the Company make a copy of this Agreement open to the inspection of any stockholder of the Company or Member at the principal place of business of the Company during ordinary business hours.  The parties hereto recognize and understand that a copy of this Agreement may also be disclosed and publicly filed with the Securities and Exchange Commission.

ARTICLE VI
MEMBERSHIP CERTIFICATES

6.1          Issuance of Membership Certificates.  All Contributed Shares at any time delivered to the LLC hereunder or acquired by the LLC as provided in this Agreement shall be held by the LLC and voted by the Managing Member under and pursuant to the terms and conditions of this Agreement.  The LLC, in exchange for the shares so contributed or otherwise held hereunder, shall cause to be issued and delivered, Membership Certificates to Members for the appropriate number of Class A Shares or Common Shares held hereunder.

6.2          Form of Certificates.  The Membership Certificates issued pursuant to this Agreement shall be substantially in the form set forth in Exhibit A attached hereto (or in such other form as the Managing Member determines).

6.3         Replacement of Certificates.  The LLC, in such manner as the Managing Member in his sole discretion may prescribe with respect to indemnity or otherwise, shall provide for the issuance and delivery of new Membership Certificates in lieu of lost, stolen or destroyed Membership Certificates or in exchange for mutilated Membership Certificates.

6.4         Membership Interest Register.  The Managing Member shall maintain a registration of Membership Interests in the books and records of the LLC of the holders of Membership Certificates and shall make such register available to the Members upon written request.  Such books and records shall record the issuance and any transfer of Membership Certificates and shall contain the names and addresses of Members and the number of Units represented by the Membership Certificates, and the dates when they became the owners thereof.  Such register shall be kept at the principal office of the LLC or at such other place as the Managing Member shall determine and set forth in a written notice given to all Members.

6.5          Record Date.  Whenever the stock transfer books of the Company are closed for any purpose, the Managing Member shall also close the books and records of Membership Certificates for such period, and whenever a record date is properly fixed as a record date of the Company, the Managing Member shall use the same record date for any rights consequent thereon.

The Managing Member, in his discretion, may also fix a record date as of which the Members entitled to take any action may be determined.

The Managing Member shall send or cause to be sent to all Members, as registered in the books and records of the LLC, copies of all requests, notices, proxy statements and other documents sent by the Company to its shareholders, promptly upon their becoming available.

ARTICLE VII
REDEMPTION OR CONVERSION OF SHARES

7.1          No Redemption of Class A Shares.  A Member shall not be permitted to redeem, and the LLC and Managing Member shall have no power or right to redeem from any Member, Class A Units, and no Member shall have any right to receive from the LLC Class A Shares, in each case, until the dissolution and liquidation of the LLC.  Any purported redemption of Class A Units or receipt of Class A Shares from the LLC before the dissolution and liquidation of the LLC shall be void.

7.2          Conversion.  Except as otherwise permitted by Section 12.5(a)(vii) or Section 12.7, the LLC shall not convert any Class A Shares held by the LLC into Common Shares during the term of this Agreement.  If the Managing Member converts any or all of the Class A Shares held by the LLC in accordance with either Section 12.5(a)(vii) or Section 12.7, then:

(a)         the Common Shares received by the LLC upon such conversion shall be held, voted and/or transferred by the LLC in accordance with the provisions of this Agreement;

(b)         each Member’s Class A Units shall automatically convert into the number of Common Units equal to the number of Common Shares issued upon conversion with respect to the Class A Shares underlying such Member’s Class A Units; and

(c)          in order to evidence that such conversion of Class A Units has occurred, each Member shall promptly exchange his or her Membership Certificate(s) formerly representing Class A Units for a Membership Certificate representing Common Units, which exchange will be made in compliance with Article VI.

7.3          Redemption of Common Shares.  A Member shall be permitted to redeem Common Units in exchange for an equivalent number of Common Shares prior to the dissolution of the LLC from time to time, upon the surrender of the corresponding Membership Certificate or Certificates, as follows:

(a)       Redemption to Facilitate a Transfer or Sale of Underlying Common Shares.  A Member may request to redeem Common Units in exchange for an equivalent number of Common Shares to effect a transfer or sale of underlying Common Shares, but only if such transfer or sale is in compliance with the Agreement Regarding Conversion and applicable federal and state securities laws.

(b)        Redemption to Facilitate a Transfer to a Charitable Donor Advised Fund.  A Member may request to redeem Common Units in exchange for an equivalent number of Common Shares to effect a transfer to a charitable donor advised fund.

(c)        Other Redemptions of Common Units.  In addition, a Member may request to redeem Common Units in exchange for an equivalent number of Common Shares, which the Managing Member from time to time may approve.

(d)      Redemption Request.  The Member requesting a redemption shall submit a written redemption request to the Managing Member substantially in the form prescribed in Exhibit E attached hereto.

(e)        Manner of Redemption.  Upon approval of the form and substance of any such redemption request by the Managing Member and the surrender for cancellation of such Members’ Membership Certificate representing Common Units, the Managing Member shall (i) cause a certificate representing Common Shares to be transferred to and registered in the name of such Member equal to the number of Common Units being redeemed, and (ii) issue a new Membership Certificate to the Member representing the number of Common Units that are not being redeemed and that will continue to be owned by such Member after the redemption, if any.

7.4          Transfers of Shares.  The LLC shall not sell, dispose of or otherwise transfer any Class A Shares or Common Shares during the term of this Agreement, except as permitted in Sections 7.2 and 7.3.  In the event there is a desire to sell, dispose of or transfer Common Shares held by the LLC, such shares first be delivered to the Member in redemption of such Member’s Membership Certificate pursuant to Section 7.3, and any such sale, disposition or transfer shall be effected by the Member.

ARTICLE VIII
TRANSFERS OF MEMBERSHIP INTERESTS

8.1        Permissible Transfers; Restrictions on Transfer.  No person other than an Immediate Family Member or Permitted Transferee may be a Member hereunder.

The Members hereby agree that none of the Membership Interests, the Membership Certificates nor any interest in any of the foregoing may be transferred (whether directly or indirectly, and including by sale, lease, assignment, pledge, encumbrance, hypothecation, gift, bequest, appointment, operation of law or otherwise) to any Person except (i) an Immediate Family Member or Permitted Transferee may transfer Membership Interests and related Membership Certificates to another Immediate Family Member or Permitted Transferee, provided that such permitted transferee shall not be admitted as a Member until he, she or it executes a form of joinder substantially in the form set forth in Exhibit C attached hereto (or in such other form as the Managing Member determines) or (ii) a transfer by the Managing Member permitted by Section 12.7.  The Managing Member shall not register any transfer except in compliance with this Agreement.  Any purported transfer of Membership Interests or Membership Certificates other than in accordance with the terms of this Agreement shall be void.  Not in limitation of the generality of the foregoing, Membership Interests, including any rights to profits, losses or distributions associated therewith, transferred on death to any person who is not an Immediate Family Member or Permitted Transferee shall be void.

8.2         Transfers.  Subject to the foregoing, the Membership Certificates and Membership Interests represented thereby shall be transferable on the books of the LLC by the holders of record thereof, subject to such procedures as may be required by the Managing Member for that purpose.  Until so transferred, the Managing Member may treat the existing Member as the owner of the Membership Certificates for all purposes.  As a condition of making or permitting any transfer or delivery of Membership Certificates, the Managing Member may require the payment of a sum sufficient to pay or reimburse the Managing Member or the LLC for any stamp tax or other governmental charge in connection therewith or any other charge applicable to such transfer or delivery.

The Managing Member shall have the sole discretion to determine whether a person is eligible to be a Member pursuant to this Agreement.

8.3        Transferees Bound by Agreement.  Every Immediate Family Member and Permitted Transferee who acquires Membership Certificates and is admitted as a Member in accordance with this Agreement shall, with respect thereto and by the acceptance thereof, become a party hereto with like force and effect as though an original party hereto and shall be embraced within the meaning of the term “Member” wherever used herein.

8.4         Other Requirements for Transfers.  In addition to the other restrictions set forth in this Agreement, and notwithstanding any other provision of this Agreement, each Member agrees that it will not, directly or indirectly, transfer any of its Units, and the LLC agrees that it shall not issue any Units:

(a)         except as permitted under the Securities Act and other applicable federal or state securities or blue sky laws, and then, with respect to a transfer of Units, if requested by the Managing Member, only upon delivery to the LLC of an opinion of counsel in form and substance satisfactory to the Managing Member to the effect that such transfer may be effected without registration under the Securities Act;

(b)          if such transfer or issuance would affect the LLC’s existence or qualification as a limited liability company under the Delaware Act;

(c)          if such transfer or issuance would cause the LLC to lose its status as a partnership for federal income tax purposes; or

(d)         if such transfer or issuance would cause a termination of the LLC for federal income tax purposes.

ARTICLE IX
DIVIDENDS AND CERTAIN CHANGES TO STOCK

9.1          LLC to Distribute Cash Dividends.  Each Member shall be entitled during the term of this LLC, except as may be otherwise provided herein, to receive from time to time payments equal to the dividends payable in cash, received by the LLC with respect to his, her or its Contributed Shares, and the Managing Member shall distribute such cash to the Members on a pro rata basis, provided that the Managing Member may first deduct any charges and expenses or taxes incurred by the LLC or the Managing Member in connection with the administration of the LLC.

9.2          Distributions other than Cash.

(a)          In the event the LLC shall receive any dividend or distribution other than cash as a result of a dividend or other distribution in respect of any Contributed Shares, the Managing Member may determine to hold such distribution subject to this Agreement in his sole discretion, provided that if the distribution consists of Class A Shares or any security that has greater voting power than the Common Shares, the Managing Member shall hold such distribution subject to this Agreement.

(b)      If the distribution consists of Class A Shares or any security that has greater voting power than the Common Shares, additional Membership Certificates shall be issued to the Members entitled to such distribution as shown in the books and records of the LLC.

(c)          For distributions other than cash and Class A Shares or any security that has greater voting power than the Common Shares:

  (i)         if the Managing Member determines to hold such distribution subject to this Agreement, if appropriate, additional Membership Certificates shall be issued to the Members entitled to such distribution as shown in the books and records of the LLC; and

  (ii)       if the Managing Member determines not to hold such distribution, the Managing Member shall pass through the distribution to the Members in proportion to their respective Membership Interests.

(d)         If rights to subscribe to purchase or acquire any shares of capital stock or other assets of the Company should inure to the LLC in respect of Contributed Shares, the Managing Member shall notify the Members.  Upon the written direction of the Member relating to the Membership Certificates issued with respect to such Contributed Shares, accompanied by a capital contribution of the funds from the Member required for such purpose, the Managing Member shall cause the LLC to exercise such rights to subscribe for, purchase or acquire such shares of stock or other assets with respect to such Contributed Shares.  In the event that any additional shares of stock of the Company so acquired by the LLC shall be Class A Shares, or other securities that the Managing Member determines not to distribute to Members, such shares shall thereupon be subject to all the terms and conditions of this Agreement and, if appropriate, additional Membership Certificates shall be issued to such Members.

9.3          No Distributions in Violation of Law.  Notwithstanding any provision to the contrary contained in this Agreement, the LLC shall not make any distribution to Members if such distribution would violate § 18-607 of the Delaware Act or other Applicable Law.

9.4       Certain Changes to Class A Shares or Common Shares.  In the event of any (i) subdivision, combination, reclassification, recapitalization or other change of Class A Shares or Common Shares, or (ii) any merger to which the Company is a constituent entity, in each case as a result of which the Class A Shares and Common Shares are converted into or exchanged for capital stock or other securities of the Company or successor company, then, unless the Managing Member determines to distribute such stock or other securities to the Members:  (i) such stock and other securities shall be retained by the LLC subject to all the terms and conditions of this Agreement, (ii) if appropriate, additional or replacement Membership Certificates shall be issued to such Members and (iii) unless the Managing Member determines otherwise, all references in this Agreement to Contributed Shares shall be deemed to include reference to such stock and other securities.

ARTICLE X
CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

10.1       Initial Capital Contributions.  Contemporaneously with the execution of the Existing Operating Agreement and as set forth on Exhibit B to the Existing Operating Agreement, each initial Member owning Class A Units has contributed an equivalent number of Class A Shares, and each initial Member owning Common Units has contributed an equivalent number of Common Shares, which represent each such Member’s initial Capital Contribution giving rise to such initial Member’s initial Capital Account.

10.2        Additional Capital Contributions.  Except as provided herein, including Section 5.1 and Section 12.13, no Member shall be required to make any additional Capital Contributions to the LLC.  Any future Capital Contributions made by any Member shall be made only with the consent of the Managing Member and the contributing Member in compliance with this Agreement; provided, however, that each Member and the Managing Member hereby consent to the requirement of each Member to contribute all Class A Shares that it owns during the term of the LLC to the LLC as provided in Section 5.1.

10.3        Maintenance of Capital Accounts.  The LLC shall establish, and the Managing Member shall maintain for each Member, a separate capital account (a “Capital Account”) on its books and records.  Unless otherwise determined by the Managing Member, the Capital Account of each such Member shall consist of such Member’s capital contribution, increased by each such Member’s respective share of net income (including exempt income) and additional capital contributions, if any, and decreased by each such Member’s respective share of net losses (including nondeductible losses and expenses) and distributions from the LLC.

10.4       Succession Upon Transfer.  In the event that any Units are transferred to an Immediate Family Member or a Permitted Transferee in accordance with the terms of this Agreement, the Immediate Family Member or Permitted Transferee, as applicable, shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Units and shall receive allocations and distributions pursuant to this Agreement in respect of such Units.

10.5        Treasury Regulations.  The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 704 of the Code and Section 1.704-1(b) of the Treasury Regulations and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

ARTICLE XI
ALLOCATIONS

11.1        Allocation of Net Income and Net Loss.  For each fiscal year (or portion thereof), except as otherwise provided in this Agreement, net income and net loss (and, to the extent necessary, individual items of income, gain, loss or deduction) of the LLC shall be allocated among the Members in accordance with their respective Membership Interests.

11.2      Tax Allocations.  All income, gains, losses and deductions of the LLC shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses and deductions among the Members for computing their Capital Accounts, except that if any such allocation for tax purposes is not permitted by the Code or other Applicable Law, the LLC’s subsequent income, gains, losses and deductions shall be allocated among the Members for tax purposes, to the extent permitted by the Code and other Applicable Law, so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

ARTICLE XII
MANAGEMENT OF LLC; VOTING AND OTHER RIGHTS AND POWERS OF MEMBERS

12.1        Management of the LLC.  The business and affairs of the LLC shall be managed by the Managing Member.  Subject to the provisions of this Agreement, the Managing Member shall have full and complete discretion to manage and control the business and affairs of the LLC, to make all decisions affecting the business and affairs of the LLC and to take all such actions as the Managing Member deems necessary or appropriate to accomplish the purposes of the LLC.  The actions of the Managing Member taken in accordance with the provisions of this Agreement shall bind the LLC.  No other Member of the LLC shall have any authority or right to act on behalf of or bind the LLC, unless otherwise provided herein or unless specifically authorized by the Managing Member.

Notwithstanding the foregoing, the Managing Member shall provide regular reports and information about the LLC to the other Members and keep them informed and up to date on the activities of the LLC and of the Managing Member.

12.2       Managing Member Rights and Powers.  Subject to Section 12.4 and Section 12.5, the Managing Member, acting on behalf of the LLC, shall possess and shall be entitled to exercise all the rights and powers of owners of all of the Contributed Shares held hereunder to vote for every purpose and to consent to any and all corporate acts of the Company.  Without limiting the foregoing, but subject to Section 12.4 and Section 12.5, the Managing Member, acting on behalf of the LLC, shall have the following authority with respect to the Contributed Shares:  (i) to nominate candidates for election or reelection as directors of the Company; (ii) to take any of the actions contemplated by Section 12.5(b); (iii) to propose business (including amendments to the Bylaws of the Company) for action by the stockholders of the Company; and (iv) to cause the calling of a special meeting of stockholders (to the extent stockholders are permitted to call special meetings of stockholders in accordance with the Restated Charter or the Bylaws of the Company).  Such rights and powers shall cease upon the actual delivery to the Member of a certificate issued by the Company representing any Company shares held hereunder in exchange for the Member’s Membership Certificates upon a permitted redemption/withdrawal or dissolution and liquidation of the LLC, as provided in this Agreement.

It is expressly stipulated that no right to vote or to consent or to be consulted in respect to any such shares is created in or passes to any Member by or under any Membership Certificate, or by or under this Agreement, or by or under any other agreement, express or implied, except as provided in Section 12.4 and Section 12.5.

12.3       Contributed Shares to be Voted as a Unit.  The Managing Member shall vote the Contributed Shares or take any other action with respect to such shares as a unit in accordance with his determination or, if applicable, as provided in Section 12.4 and Section 12.5.  Notwithstanding the foregoing, the Managing Member may cumulate votes for the election of directors of the Company in any manner the Managing Member may determine, if cumulative voting is permitted by the Company’s then-current certificate of incorporation.

12.4      Failure to Achieve a Majority if there is more than one Managing Member.  In the event there is at any time more than one Managing Member, and in the event of the failure of the Managing Members to achieve a majority vote with respect to the exercise of the right to vote the Contributed Shares with respect to any proposal submitted to a shareholder vote, the Managing Members shall promptly notify all Members of the proposal.  The Managing Members shall thereupon vote all Contributed Shares held hereunder with respect to each such proposal as directed by the affirmative vote of Members holding Membership Certificates representing no less than a majority of the voting power of the Units at the time.

12.5        Certain Transactions Require Joint Consent of Managing Member and Non-Managing Members.

(a)          Joint Consent Required for LLC Actions.  Joint consent of the Managing Member, and of Members holding no less than a majority of the voting power of the Units at the time, shall be required for any of the following actions relating to this Agreement and/or the LLC:

  (i)          Subject to Section 18.3, the material amendment, modification or waiver of the Certificate of Formation of the LLC or this Agreement or a merger of the LLC with another entity or the conversion of the LLC into another entity; provided, however, that the Managing Member may, without the consent of any other Member, amend the Member Schedule following any new issuance, redemption, repurchase or transfer of Membership Interests in accordance with this Agreement even if material;

 (ii)        the making of any material change to the nature of the Business conducted by the LLC or enter into any business other than the Business;

(iii)        the issuance of additional Membership Interests or admission of additional Members to the LLC except as permitted by this Agreement;

(iv)          the incurrence of any indebtedness or obligations by the LLC in excess of amounts required by the Managing Member to pay the ordinary taxes, costs and expenses of the LLC (the repayment of any such obligations to be financed by the Managing Member by retaining a portion of the dividends paid on the Class A Shares and Common Shares);

(v)          the making of any material loan, advance or capital contribution to any Person;

(vi)         entering into or effecting any material transaction not contemplated by this Agreement; or

(vii)        converting any Class A Shares into Common Shares.

(b)          Joint Consent Required for Company Action.  Joint consent of the Managing Member, and of Members holding no less than a majority of the voting power of the Units at the time, shall be required for any proposal submitted for shareholder approval by the Company for:

(i)           a merger or consolidation transaction which requires the vote of the holders of the Company’s Class A Shares and/or Common Shares under the Delaware General Corporation Law as then in effect;

(ii)         a sale, lease or exchange of all, or substantially all, the property and assets of the Company which requires the vote of the holders of the Company’s Class A Shares and/or Common Shares under the Delaware General Corporation Law as then in effect;

(iii)        a dissolution, winding up or liquidation of the Company or its business which requires the vote of the holders of the Company’s Class A Shares and/or Common Shares under the Delaware General Corporation Law as then in effect;

(iv)        an amendment of the Company’s Restated Charter which requires the vote of the holders of the Company’s Class A Shares and/or Common Shares under the Delaware General Corporation Law as then in effect;

(v)         the authorization or issuance of Class A Shares or any securities by the Company having voting rights superior to the Class A Shares; or

(vi)       any other transaction not previously described in this Section 12.5(b) which would require the filing of a Current Report on Form 8-K to disclose a change of control of the Company under the rules and regulations of the Securities and Exchange Commission.

(c)         In the event that joint consent under Section 12.5(b) is required, the Managing Member shall promptly notify all other Members and the Managing Member shall not approve or implement any such action and shall not vote any Contributed Shares, as applicable, in favor of any such proposal unless the Managing Member receives the affirmative vote from Members holding at least a majority of the voting power of the Units, as well as approval by the Managing Member.  In the absence of both such conditions being satisfied, the Managing Member shall vote Contributed Shares against any proposal which would have the effect of approving any transaction described in Section 12.5(b) and take action to assert dissenter’s appraisal rights, if available, upon instructions from a Member to assert such dissenter’s appraisal rights.

12.6       Powers of LLC.  The LLC, with respect to the Contributed Shares held hereunder, is vested as owner of such shares (without limitation except as herein otherwise expressly provided) with all of the rights, powers and privileges of every kind and character of an owner thereof, including, without limiting the generality of the foregoing:  (a) subject to Sections 12.5 and 12.7, the right to vote the same, either in person or by proxy, for every purpose; (b) the right to become parties to or prosecute or intervene in any suits or other legal or administrative proceedings; (c) the right to incur costs and expenses and to borrow or to arrange for borrowing for such purposes; and (f) the right to engage counsel and other advisors or agents for such purposes.  In connection with the foregoing, the Managing Member may exercise such rights, powers and privileges on behalf of the LLC, except as otherwise provided in Sections 12.5 and 12.7.

12.7       Sale or Conversion of Contributed Shares by Managing Member.  Except as otherwise expressly permitted herein, the Managing Member shall not cause or permit the LLC to sell, lease, assign, transfer, alienate, pledge, encumber or hypothecate the Contributed Shares, or convert any Class A Shares into Common Shares, provided that, the Managing Member may take such action to the extent the Managing Member determines is necessary with respect to estate taxes and related interest expense and other related costs, if approved by Members holding a majority of the voting power of all of the Units held hereunder.  Any purported transfer of Contributed Shares other than in accordance with the terms of this Agreement shall be void.

12.8       Meetings and Procedures.  The Managing Member may establish procedures for meetings and votes of the Members.  Also, in the event there is at any time more than one Managing Member, the Managing Members may establish procedures for meetings, consents and other matters relating to the Managing Members.

12.9       Voting by Managing Members if there are more than one Managing Member.  If there is at any time more than one Managing Member, each Managing Member acting hereunder shall have one vote in connection with actions of the Managing Member and approval of any action by the Managing Members shall require the affirmative vote by a majority in number of the Managing Members.  Except to the extent provided herein, the number of Managing Members serving from time to time shall be determined exclusively by (and newly created Managing Member positions shall be filled exclusively by) (i) a majority of the persons who are then Managing Members, (ii) the sole Managing Member, if there is only one Managing Member or (iii) if there are no Managing Members then in office, by Members having a majority in voting power of the Units.  For the avoidance of doubt, whenever this Agreement refers to an action or determination by “the Managing Member” and at the time of such action or determination there is more than one Managing Member, the approval of such action or determination shall require, and shall only require, the affirmative vote by a majority in number of the Managing Members.  In the event of a deadlock among Managing Members with respect to any action or determination, the decision with respect to such action or determination shall be resolved by the vote of Members having a majority in voting power of the Units.

12.10      Status of Managing Members.

(a)           Terms of Office.  Any Managing Member named hereunder shall serve as Managing Member until his resignation, removal, disability, death or failure to act.  In the event of the initial Managing Member’s resignation, removal, disability, death or failure to act, Dinnette Baker and Luanne Adams shall become successor co-Managing Members, provided that they are Members at such time and execute and deliver the joinder described below in Section 12.10(b).  In the event of the resignation of any such or other successor Managing Members, the resigning Managing Member shall designate a successor Managing Member or Managing Members before such resignation is effective.  In the event of the removal, disability, death, or failure to act of any successor Managing Member, or in the event of the failure of any resigning successor Managing Member to designate a successor, the successor Managing Member or Managing Members (if any) shall be determined by Members having a majority of the voting power of the Units.

(b)           Additional and Successor Managing Member.  Each additional or successor Managing Member appointed hereunder shall be a natural person who is an Immediate Family Member and Member and shall execute a joinder substantially in the form set forth in Exhibit D attached hereto (or in such other form as the predecessor Managing Member or Managing Members shall determine).

12.11     Removal of Managing Member.  Any Managing Member may be removed at any time, with or without cause, by an instrument signed by seventy-five percent (75%) in voting power of the Units at the time such instrument is delivered to the Managing Member (s), such removal to occur upon delivery or other date and time specified in such instrument.

12.12    Resignation of Managing Members.  Subject to Section 12.11, the Managing Member may at any time resign as the Managing Member effective immediately or at any future time or upon the happening of any future event specified in the resignation.  In such event, the Managing Member shall become a Non-Managing Member, if otherwise eligible to be a Member.

12.13     Costs and Expenses.  The LLC may employ counsel or other agents or services, and incur indebtedness or expenses deemed necessary by the Managing Member in connection with the operation of the LLC pursuant to the terms of this Agreement.  In the discretion of the Managing Member, any such expenses or discharge of indebtedness may be deducted from the dividends received by the LLC with respect to the Contributed Shares before distributing such dividends to the Members, or funded by a capital contribution of cash by each Member, to be paid by such Member in proportion to their respective Units.  In the event that a Member fails to make any such capital contribution, the Managing Member shall deduct such amount from the dividends received by the LLC with respect to the Contributed Shares before distributing such dividends such Member.  The Managing Member may establish reserves to pay expenses before making distributions of cash from dividends.

12.14     Other Relationships Between Managing Member and Company.  Any Managing Member shall be permitted to be, at the same time, an officer, director, consultant, agent, or employee of the Company or of any affiliate of the Company, and shall be permitted to have a pecuniary interest in his personal capacity, either directly or indirectly, in any matter or transaction to which the Company or any affiliate may be a party or in which the Company or any affiliate may be concerned to the same extent as though he were not a Managing Member.

Any such Managing Member shall be permitted to receive compensation, of whatever character, as provided by existing contracts or to enter into new contracts with the Company or its affiliates, for acting in such other capacity, without being disqualified to act as Managing Member hereunder.

12.15     Compensation of Managing Member.  The Managing Member shall not be entitled to compensation for his services as Managing Member hereunder, but shall be entitled to reimbursement from the LLC of all costs and expenses and taxes incurred by the Managing Member hereunder.

12.16     Responsibility of Managing Member.  In voting or giving directions for voting the Contributed Shares or in exercising any consent with respect thereto, the Managing Member shall exercise his best judgment, from time to time, to select suitable directors and in voting or giving directions for voting and acting on other matters for shareholders’ action; provided, however, that the Managing Member assumes no responsibility in respect of any such action or other action taken by the Managing Member, and the Managing Member shall not incur or be under any liability in the capacity as Managing Member, by reason of any error of law or any error in the construction of this Agreement or of any matter or thing done or suggested or omitted to be done pursuant to this Agreement.  No bond shall be required of any Managing Member for the performance of the services of Managing Member.

12.17     Reliance by Managing Member.  The Managing Member shall be conclusively entitled to rely upon any notice or statement received by him from the Company, the LLC, any officer or agent of the LLC, any counsel or other advisor to the LLC or to Managing Member, or the holders of record of Membership Certificates, and believed by him in good faith to be genuine and shall act and shall be fully protected in acting in accordance therewith.

12.18    Legal Compliance by Managing Member.  The Managing Member shall comply with all legal requirements of the LLC created hereby, including making all regulatory filings, such as filings with the Securities and Exchange Commission (“SEC”), including Schedule 13D and filings under Section 16 of the Securities Exchange Act of 1934, as amended.

ARTICLE XIII
EXCULPATION AND INDEMNIFICATION

13.1        Exculpation; Indemnification of Members.  References to a Member in this Article XIII includes reference to a Managing Member.

(a)          Each member shall have all of the fiduciary and other duties imposed by Applicable Law.

(b)         To the fullest extent permitted by the Delaware Act, as the same now exists or may hereafter be amended, no Member shall be liable to any holder of a Membership Certificate or to any other Person, under this Agreement or Applicable Law, by reason of any matter arising out of or in relation to this Agreement (including, without limitation, any action taken, or omitted to be taken by him, her or it in reliance upon and in conformity with, the advice of counsel, or other professional advisor, or by reason of any error of judgment or mistake of law or other mistake, or any act or omission of any agent or attorney, or any misconstruction of this Agreement, or any action of any sort taken or omitted thereunder or believed by such Member to be in accordance with the provisions and intents hereof or otherwise), provided, that (x) such Member acted in good faith and in a manner believed by such Member to be in, or not opposed to, the best interests of the LLC and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and (y) such Member’s conduct did not constitute fraud, gross negligence, willful misconduct or a material breach of this Agreement by such Member or a knowing violation of the provisions of this Agreement.

(c)        EACH HOLDER OF MEMBERSHIP CERTIFICATES, BY ENTERING INTO THIS AGREEMENT, HEREBY WAIVES ANY RIGHT TO BRING OR PURSUE ANY ACTION, DIRECTLY OR DERIVATIVELY, ON HIS, HER OR ITS OWN BEHALF OR ON BEHALF OF THE LLC, AGAINST ANY OTHER MEMBER, EXCEPT FOR TO THE EXTENT PROVIDED IN THE PROVISO OF THE PRECEDING PARAGRAPH, OR TO ENFORCE THE UNDERTAKING CONTEMPLATED BY THE NEXT PARAGRAPH.

(d)        To the fullest extent permitted by the Delaware Act, as the same now exists or may hereafter be amended, each current or former Member shall be indemnified and held harmless by the LLC from and against any and all of such current or former Member’s actions pursuant to this Agreement, including any expenses incurred by a current or former Member in defending any proceeding or action brought against such Member for actions taken in his, her or its capacity as a Member, provided, that (x) such Member acted in good faith and in a manner believed by such Member to be in, or not opposed to, the best interests of the LLC and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and (y) such Member’s conduct did not constitute fraud, gross negligence, willful misconduct or a material breach of this Agreement by such Member or a knowing violation of the provisions of this Agreement.

(e)         Each current or former Managing Member shall be entitled to receive prompt payments for expenses and costs reasonably incurred in connection with the defense of any such proceeding or action in advance of the final adjudication of any disputes relating thereto, but only if the current or former Managing Member undertakes in writing to repay the LLC such advances if, following the conclusion of such proceeding or action, it is ultimately determined by a court of competent jurisdiction that the current or former Managing Member is not entitled to indemnification pursuant to this paragraph.  Subject to the approval of the Managing Member in his sole discretion, a current or former Non-Managing Member may receive prompt payments for expenses and costs reasonably incurred in connection with the defense of any such proceeding or action in advance of the final adjudication of any disputes relating thereto, but only if the current or former Non-Managing Member undertakes in writing to repay the LLC such advances if, following the conclusion of such proceeding or action, it is ultimately determined by a court of competent jurisdiction that the current or former Non-Managing Member is not entitled to indemnification pursuant to this paragraph.

(f)        A current or former Member shall also be indemnified for any expenses and other costs incurred to enforce such Member’s rights pursuant to this Section 13.1 or incurred to defend any action brought by or on behalf of the LLC to recover advances pursuant to an undertaking, but in each case only if the Member is successful in such enforcement or defense action.

(g)         The rights to indemnification and advancement of expenses set forth in this Section 13.1 shall not be deemed exclusive and shall be in addition to any such rights a Member may have, including but not limited to rights of such Member, in his or her capacity as an officer, director, employee or agent of the Company.

(h)         The Managing Member may obtain and maintain insurance, at the expense of the LLC created hereby, to protect any current or former Member or fiduciary or agent of the LLC, against any expense, liability or loss.

ARTICLE XIV
RECORDS, ACCOUNTING AND TAX MATTERS

14.1      Records Required by the Delaware Act.  During the term of the LLC’s existence and for a period of four years thereafter, the Managing Member shall maintain at the LLC’s principal office all records required to be kept pursuant to the Delaware Act.

14.2       Book and Records.  The Managing Member shall maintain adequate books and records of account for the LLC on a basis consistent with appropriate provisions of the Code, containing, among other entries, a Capital Account for each Member.  Such books and records shall be kept at the principal office of the LLC or at such other place as the Managing Member shall determine and set forth in a written notice given to all Members, and shall be available to the Members upon written request.

14.3         Accounting Methods; Fiscal Year.  The Managing Member shall select the accounting methods and fiscal year for the LLC.

14.4        LLC Funds.  All funds of the LLC shall be deposited in its name, or in such name as may be designated by the Managing Member, in such checking, savings or other accounts, or held in its name in the form of such other investments as shall be designated by the Managing Member.  The funds of the LLC shall not be commingled with the funds of any other Person.  All withdrawals of such deposits or liquidations of such investments by the LLC shall be made exclusively upon the signature or signatures of the Managing Member.

14.5        Tax Matters Member.

(a)          Appointment.  The Members hereby appoint the Managing Member as the “tax matters partner” (as defined in Code Section 6231 prior to its amendment by the Bipartisan Budget Act of 2015 and, for tax years beginning on or after January 1, 2018, the “partnership representative” as provided in Code Section 6223(a) (as amended by the Bipartisan Budget Act of 2015) (the “Tax Matters Member”).  In connection therewith, the Tax Matters Member, in his sole discretion, shall cause to be prepared and file all tax returns, make all tax determinations and tax elections, and represent the LLC (at the LLC’s expense) in connection with all examinations of the LLC’s affairs by taxing authorities, including resulting administrative and judicial proceedings, and may expend LLC funds for professional services and costs associated therewith.

(b)        Notwithstanding the foregoing, the Managing Member may make an election under Section 754 of the Code to adjust the basis of partnership property under Sections 734 and 743 of the Code.

(c)          As soon as reasonably possible after the end of each fiscal year, the Managing Member will cause to be delivered to each Person who was a Member at any time during such fiscal year, IRS Schedule K-1 to Form 1065 and such other information with respect to the LLC as may be necessary for the preparation of such Person’s federal, state and local income tax returns for such fiscal year.

ARTICLE XV
DISSOLUTION AND LIQUIDATION

15.1        Events of Dissolution.  The LLC shall be dissolved and its affairs wound up only upon the occurrence of any of the following events:

(a)          Upon the expiration of the term of the LLC as provided in Section 2.6;

(b)          The determination of the Managing Member to dissolve the LLC;

(c)          A joint election to dissolve the LLC made by the Managing Member and by holders of a majority of the voting power of the Units;

(d)         The sale, exchange, or other disposition or transfer of all or substantially all the assets of the LLC;

(e)         The entry of a decree of judicial dissolution under §18-802 of the Delaware Act; or

(f)         Any other event causing a dissolution of the LLC under the Delaware Act, unless the LLC is continued as permitted under the Delaware Act.

15.2       Effectiveness of Dissolution.  Dissolution of the LLC shall be effective on the day on which the event described in Section 15.1 occurs, but the LLC shall not terminate until the winding up of the LLC has been completed, the assets of the LLC have been distributed as provided in Section 15.3 and the Certificate of Formation shall have been cancelled as provided in Section 15.4.

15.3       Liquidation.  If the LLC is dissolved pursuant to Section 15.1, the LLC shall be liquidated and its business and affairs wound up in accordance with the Delaware Act and the following provisions:

(a)        Liquidation.  The Managing Member shall wind up and liquidate the affairs of the LLC in an orderly and business-like manner, provided that the Managing Member shall not liquidate any Class A Shares or Common Shares and shall distribute these in kind as provided in Section 15.3(c).

(b)        Accounting.  As promptly as possible after dissolution and again after final liquidation, the Managing Member shall cause a proper accounting to be made of the LLC’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(c)         Distribution of Assets.  Subject to the payment of all of the LLC’s debts and liabilities to its creditors and the expenses of dissolution and liquidation, and subject to Section 18-804 of the Delaware Act, the Managing Member shall distribute the Class A Shares and any Common Shares to the holders of the Class A Units and Common Units, and any proceeds of liquidation, as follows:  Subject to the surrender for cancellation of the Membership Certificates, the Managing Member shall cause the Class A Shares to be transferred to and registered in the name of the Member identified as the owner on such Membership Certificates in liquidation of such Member’s Class A Units and, if there are any Common Units outstanding at such time, the Managing Member shall cause Common Shares to be transferred to and registered in the name of the Member identified as the owner on such Membership Certificates in liquidation of such Member’s Common Units.  In such liquidation, Members shall receive one Class A Share for each Class A Unit, and one Common Share for each Common Unit.  The Managing Member shall also distribute any proceeds of liquidation in proportion to such Units.

15.4       Cancellation of Certificate of Formation.  Upon completion of the distribution of the assets of the LLC as provided in Section 15.3 hereof, the LLC shall be terminated and the Managing Member shall cause the cancellation of the Certificate of Formation in the State of Delaware and any qualifications and registrations of the LLC as a foreign limited liability company in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the LLC.

ARTICLE XVI
REPRESENTATIONS AND WARRANTIES OF MEMBERS

16.1         Representations and Warranties.  Each Member represents and warrants as follows:

(a)         Such Member will be acquiring the Units represented by Membership Certificate(s) for his, her or its own account for investment and not with a view to the distribution or resale thereof; that he, she or it is aware that the such certificates have not been registered pursuant to the Securities Act or the securities laws of any state; and that the LLC is relying in part upon these investment representations to establish exemptions from securities registration under applicable federal and state securities laws.  Each Member understands and agrees that the LLC will place a legend on the Membership Certificates to the effect that they have not been registered under either federal or state law; that they may not be offered, sold, transferred or encumbered by the Member unless they have been first duly registered or unless an exemption from registration is available.  The Member acknowledges that he, she or it understands that unregistered securities, such as the Membership Certificates, must be held indefinitely unless they are subsequently registered or unless an exemption from registration is available with respect to a proposed offer, sale, transfer or encumbrance;

(b)         Such Member is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act, and agrees that it will not take any action that could have an adverse effect on the availability of the exemption from registration provided by such Rule 501 with respect to the offer and sale of the Units;

(c)        Such Member, together with such Member’s legal, financial and other advisors, has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the LLC so as to make an informed decision with respect thereto;

(d)          Such Member is able to bear the economic and financial risk of an investment in the LLC for an indefinite period of time;

(e)          Such Member (i) has received all information that such Member deems necessary to make an informed investment decision with respect to an investment in the LLC;(ii) has had the unrestricted opportunity to make such investigation as such Member desires pertaining to the LLC and an investment therein and to verify any information furnished to such Member; and (iii) has had the opportunity to ask questions of representatives of the LLC concerning the LLC and such Member’s investment;

(f)        The execution, delivery and performance of this Agreement have been duly authorized by such Member and do not require such Member to obtain any consent or approval that has not been obtained and do not contravene or result in a default in any material respect under any provision of any law or regulation applicable to such Member or other governing documents or any agreement or instrument to which such Member is a party or by which such Member is bound; and

(g)       This Agreement is valid, binding and enforceable against such Member in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights or general equity principles (regardless of whether considered at law or in equity).

ARTICLE XVII
COVENANTS

17.1       Confidentiality.  Each Non-Managing Member agrees not to divulge, communicate or use to the detriment of the Company or the LLC, or misuse in any way, any confidential information or trade secrets of the Company or the LLC, except as may be required by law; provided, however, that this prohibition shall not apply to any information that has been publicly disclosed.

ARTICLE XVIII
GENERAL PROVISIONS

18.1       Successors and Assigns.  This Agreement and all covenants herein contained shall inure to the benefit of and be binding upon the parties hereto, their heirs, executors, administrators, successors and assigns.  Without limiting the foregoing, the parties intend for the rights and obligations under this Agreement to survive the death of any party or other person, including any Member and the related Contributed Shares, and to be specifically enforceable against any deceased party’s heirs, executors, administrators, representatives, successors or assigns to the fullest extent permitted by law.

18.2       Notices.  Any notice required to be given under this Agreement shall be deemed to have been given and received if actually received, such as by telephone, telecopier, electronic mail, hand delivery, or other means, and the giver has reasonable evidence or acknowledgment of its receipt.  Notice shall also be deemed to have been given if deposited in the United States mail, postage prepaid, in which case it shall be deemed to have been received on the third business day after the date of such deposit, or if deposited with a commercial or government overnight carrier, in which case it shall be deemed to be received the first business day after the date of such deposit.

(a)         Address of Member.  In the case of a Participant or Certificate Holder, such notice shall be addressed to such party, as set forth on Exhibit B attached hereto.

(b)          Addresses of Managing Member(s)(c).  In the case of a notice to the Managing Member by a Non-Managing Member, such notice shall be given to the Managing Member at the principal office of the LLC, located at the principal business office of the Company, as set forth on Exhibit B attached hereto, or as it may be changed from time to time by the Managing Member by written notice to all such holders.

18.3        Amendment of Agreement.  This Agreement and the Membership Certificates issued hereunder may be amended upon the consent in writing of the Managing Member and by all Members holding Membership Certificates representing no less than a majority of the voting power of the Units at the time; provided, however, that an amendment or modification modifying the rights or obligations of any Member in a manner that is disproportionately adverse to (i) such Member relative to the rights of other Members in respect of Units of the same class or (ii) a class of Units relative to the rights of another class of Units, shall in each case be effective only with that Member’s consent or the consent of the Members holding a majority of the Units in that class.  Notwithstanding the foregoing, the Managing Member may amend this Agreement without the consent of the Members to (i) reflect the admission of new Members in accordance with this Agreement so long as such Members have executed the applicable joinder contemplated hereby and (ii) update any exhibit hereto to reflect any changes in any Managing Member’s or Non-Managing Member’s name, address or number of LLC Units, including the Members Schedule.  Executed counterparts of all amendments to this Agreement (including all joinders and amended exhibits to this Agreement) shall be filed at the principal business office of the Company.

18.4        Costs and Expenses.  Except as otherwise provided herein, each party hereto, including the LLC and each Member, shall pay its, his or her own expenses incurred in connection with the preparation and execution of this Agreement, or any amendment hereof, this Agreement.

18.5        Severability of Provisions.  The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity of the remainder hereof.

18.6        Controlling Law; Submission to Jurisdiction; Specific Performance.  The LLC created hereunder is a limited liability company created under the Delaware Act.  All questions concerning this Agreement and the LLC created hereunder, including the validity, construction, effect, assignment and administration of this Agreement and the LLC created hereunder, shall always, and in all events, be determined under the law of the State of Delaware without regard to conflict of law principles (whether of the State of Delaware or any other jurisdiction).

EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR IF SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, ANY OTHER STATE COURT OF THE STATE OF DELAWARE OR THE FEDERAL COURTS LOCATED IN THE STATE OF DELAWARE) IN ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN THE COURT OF CHANCERY (OR SUCH OTHER COURTS IDENTIFIED HEREIN IF THE COURT OF CHANCERY DOES NOT HAVE SUBJECT MATTER JURISDICTION) AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN; PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS PARAGRAPH AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SUCH COURTS OR IN THE STATE OF DELAWARE OTHER THAN FOR SUCH PURPOSE.  THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY SUCH ACTION, SUIT OR PROCEEDING.

Service of process on a party in any action arising out of or relating to this Agreement shall be effective if delivered to such party in accordance with Section 18.2.

The parties hereto hereby agree that it is impossible to measure in money the damages which will accrue to a party hereto or to its heirs, personal representatives, or assigns by reason of a failure to perform any obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable.  If any party hereto or its heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought (i) hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, (ii) hereby waives any bond, surety, or other security that might be required of any other party with respect thereto, and (iii) shall not offer in any such action or proceeding the claim or defense that an adequate remedy at law exists.

18.7      Construction of Agreement.  All questions concerning the interpretation or construction of this Agreement shall be determined by the Managing Member, whose decision shall be final and binding on all parties.

18.8        Multiple Counterparts.  This Agreement may be executed by the parties herein, or any of them, in any number of counterparts, with the same force and effect as if they had all executed the same instrument.

18.9        Entire Agreement.  This Agreement (including the exhibits attached hereto) contains the entire understanding among the parties hereto with respect to the subject matter hereof, and no representation, warranty, covenant or condition other than those expressly set forth herein shall be of any force or effect.

18.10      No Third-party Beneficiaries.  Except as expressly provided herein, this Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors and assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the LLC, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

* * * * *

IN WITNESS WHEREOF, the LLC, the Managing Member and each other Member has caused this Agreement to be duly executed as of the date first specified above.

DLNL, LLC

	By:	/s/ Adolphus B. Baker
Adolphus B. Baker
Managing Member

Managing Member:

/s/ Adolphus B. Baker
Adolphus B. Baker, Managing Member

Non-Managing Members:

/s/ Dinnette Adams Baker
Dinnette Adams Baker

/s/ Luanne Adams
Luanne Adams

/s/ Nancy Adams Briggs
Nancy Adams Briggs

/s/ Laurel Adams Krodel
Laurel Adams Krodel

[Signature Page to Amended and Restated Limited Liability Company Operating Agreement]

EXHIBIT A

FORM OF MEMBERSHIP CERTIFICATE

No.

Number of [Class A Units] [Common Units]

DLNL, LLC
Formed under the Laws of the State of Delaware

THIS IS TO CERTIFY that __________________________ is the registered owner of __________ [Class A Units] [Common Units] of DLNL, LLC, a Delaware limited liability company (the “LLC”), under the Amended and Restated Limited Liability Company Operating Agreement dated as of February 25, 2025 (the “Agreement”), by and among the LLC, Adolphus B. Baker, as Managing Member, and the other Members and holders of Membership Certificates.

A copy of the Agreement is on file with the Company, and with the Managing Member, Adolphus B. Baker, at the principal place of business of the Company.  Each holder of this Certificate by the acceptance hereof assents and agrees to be bound by all the provisions of the Agreement.

NEITHER THIS CERTIFICATE NOR THE UNITS REPRESENTED HEREBY IS TRANSFERABLE, WHETHER BY SALE, ASSIGNMENT, GIFT, BEQUEST, APPOINTMENT OR OTHERWISE, BY THE HOLDER OF RECORD HEREOF EXCEPT TO THE EXTENT PROVIDED BY THE AGREEMENT AND SUBJECT TO SUCH PROCEDURES AS MAY BE REQUIRED BY THE MANAGING MEMBER.  THIS CERTIFICATE AND THE UNITS REPRESENTED HEREBY ARE SUBJECT TO ADDITIONAL TRANSFER AND VOTING RESTRICTIONS SET FORTH IN THE AGREEMENT.  THE MANAGING MEMBER MAY TREAT THE HOLDER OF RECORD HEREOF AS THE OWNER OF THIS CERTIFICATE FOR ALL PURPOSES.  ANY ATTEMPTED TRANSFER OF THIS CERTIFICATE OR THE UNITS REPRESENTED HEREBY WHICH IS NOT PERMITTED PURSUANT TO THE AGREEMENT SHALL BE VOID.  IN THE EVENT OF A TRANSFER PERMITTED BY THE AGREEMENT, EVERY TRANSFEREE OF THIS CERTIFICATE SHALL BY THE ACCEPTANCE HEREOF BECOME SUBJECT TO THE PROVISIONS OF THE AGREEMENT.

THE SALE, ASSIGNMENT, GIFT, PLEDGE OR OTHER ENCUMBRANCE, OR OTHER TRANSFER OF THIS MEMBERSHIP CERTIFICATE OR THE UNITS (OR ANY INTEREST THEREIN) REPRESENTED HEREBY IS SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS SET FORTH IN THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION AND IN THE AGREEMENT DESCRIBED IN THIS CERTIFICATE AND PURSUANT TO WHICH THIS CERTIFICATE IS ISSUED.  A COPY OF THE AGREEMENT IS ON FILE AT THE PRINCIPAL PLACE OF BUSINESS OF THE COMPANY.  NO SUCH TRANSFER OF THIS CERTIFICATE, OR THE SHARES REPRESENTED BY THIS CERTIFICATE, MAY BE EFFECTED, EXCEPT PURSUANT TO THE TERMS OF SUCH RESTATED CERTIFICATE OF INCORPORATION AND THE AGREEMENT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE APPLICABLE SECURITIES LAWS OF ANY STATE BUT HAVE BEEN ISSUED IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION CONTAINED IN SAID LAWS.  NO SALE, OFFER TO SELL OR OTHER TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE UNLESS A REGISTRATION STATEMENT UNDER SAID LAWS IS IN EFFECT WITH RESPECT TO THE SECURITIES, OR AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF SUCH LAWS IS THEN APPLICABLE.

IN WITNESS WHEREOF, the Managing Member has executed this Certificate on behalf of the LLC by affixing his hand this        day of                    , 20     .

DLNL, LLC

By:
Adolphus B. Baker, Managing Member

[Signature Page to Membership Certificate]

(FORM OF ASSIGNMENT FOR REVERSE SIDE OF
MEMBERSHIP CERTIFICATE)

FOR VALUE RECEIVED, ______________________________ hereby sells, assigns and transfers unto ______________________________ the within Certificate and all rights and interests thereby and does hereby irrevocably constitute and appoint ______________________________ attorney to transfer such certificate on the books of the LLC under the Agreement within referred to, with full power of substitution in the premises.

Dated:

Name:

In the presence of:

EXHIBIT B

INFORMATION RELATING TO MANAGING MEMBER
AND NON-MANAGING MEMBERS

MANAGING MEMBER:

ADOLPHUS B. BAKER:

Address:	c/o Cal-Maine Foods, Inc.
1052 Highland Colony Pkwy
Suite 200
Ridgeland, MS  39157
Telephone:	601–948–6813
Fax:	601–969–0905
Email:

NON-MANAGING MEMBERS:

DINNETTE ADAMS BAKER:

Address:	c/o Adolphus B. Baker
Cal-Maine Foods, Inc.
1052 Highland Colony Pkwy
Suite 200
Ridgeland, MS  39157
Telephone:	601-948-6813
Fax:	601-969-0905
Email:

LUANNE ADAMS:

Address:	c/o Adolphus B. Baker
Cal-Maine Foods, Inc.
1052 Highland Colony Pkwy
Suite 200
Ridgeland, MS  39157
Telephone:	601-948-6813
Fax:	601-969-0905
Email:

NANCY ADAMS BRIGGS:

Address:	c/o Adolphus B. Baker
Cal-Maine Foods, Inc.
1052 Highland Colony Pkwy
Suite 200
Ridgeland, MS  39157
Telephone:	601-948-6813
Fax:	601-969-0905
Email:

LAUREL ADAMS KRODEL:

Address:	c/o Adolphus B. Baker
Cal-Maine Foods, Inc.
1052 Highland Colony Pkwy
Suite 200
Ridgeland, MS  39157
Telephone:	601-948-6813
Fax:	601-969-0905
Email:

With a copy to counsel:

Name of Attorney:	Joseph E. Varner III
Name of Firm:	Brunini Law
Address:	190 East Capitol Street, Suite 190
Address (continued):	Jackson, MS 39201
Telephone:
Fax:
Email:

EXHIBIT C

JOINDER

This Joinder is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Amended and Restated Limited Liability Company Operating Agreement dated as of February 25, 2025 by and among DLNL, LLC (the “LLC”), Adolphus B. Baker, as Managing Member, and the other Members of the LLC under such Agreement (the “LLC Operating Agreement”).  Capitalized terms used, but not defined, herein shall have the respective meanings ascribed to such terms in the LLC Operating Agreement.

The Joining Party hereby represents and warrants to the LLC that the undersigned is an Immediate Family Member or Permitted Transferee.  The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder, the Joining Party shall be deemed to be a party to the LLC Operating Agreement as of the date hereof and shall have all of the rights and obligations of a “Member” thereunder, as if it had executed the LLC Operating Agreement.  The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the LLC Operating Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder as of the date written below.

Date:	, 20

If an entity:
[Name of Joining Party]

By:
Name:
Title:

If a natural person

Name:

EXHIBIT D

JOINDER OF MANAGING MEMBER

This Joinder of Managing Member is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Amended and Restated Limited Liability Company Operating Agreement dated as of February 25, 2025 by and among DLNL, LLC (the “LLC”), Adolphus B. Baker, as Managing Member, and the other Members of the LLC (the “LLC Operating Agreement”).  Capitalized terms used, but not defined, herein shall have the respective meanings ascribed to such terms in the LLC Operating Agreement.

The Joining Party hereby represents and warrants to the LLC that the undersigned is an Immediate Family Member.  The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder, the Joining Party shall be deemed to be a party to the LLC Operating Agreement as of the date hereof and shall have all of the rights and obligations of a “Managing Member” thereunder, as if it had executed the LLC Operating Agreement.  The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the LLC Operating Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder of Managing Member as of the date written below.

Date:	, 20

Name:

EXHIBIT E

REDEMPTION REQUEST

Dated:	, 20

To the Managing Member of DLNL, LLC (the “LLC”)

The undersigned hereby requests the redemption of Common Units of the LLC pursuant to Section 7.3 of the Amended and Restated Limited Liability Company Operating Agreement dated as of February 25, 2025 by and among DLNL, LLC (the “LLC”), Adolphus B. Baker, as Managing Member, and the other Members of the LLC (the “LLC Operating Agreement”).  Capitalized terms used, but not defined, herein shall have the respective meanings ascribed to such terms in the LLC Operating Agreement.

The undersigned hereby requests the redemption of __________ Common Units in exchange for an equivalent number of Common Shares of Cal-Maine Foods, Inc. (the “Company”).

[Such redemption is being requested pursuant to Section 7.3(a) to effect a transfer or sale of underlying Common Shares, which sale or transfer is in compliance with the Agreement Regarding Conversion and applicable federal and state securities laws.]

[Such redemption is being requested pursuant to Section 7.3(b) to effect a transfer to a charitable donor advised fund.]

[Such redemption is being requested pursuant to Section 7.3(c) for the following purposes:  _________________________________________________________.  Delivered with this notice is documentation supporting the number of Common Units requested to be redeemed for such purposes.]

Delivered with this request is Membership Certificate(s) No(s).  ________ registered in the name of the undersigned Member.  To the extent this request is approved by the Managing Member, please (i) cause a certificate representing ___________ Common Shares to be transferred to and registered in the name of the undersigned Member, equal to the __________ Common Units being redeemed, and (ii) issue a new Membership Certificate to the Member for ________ Common Units, representing the number of Common Units that are not being redeemed and that will continue to be owned by the undersigned Member after the redemption.

Member

EXHIBIT F

UNIT OWNERSHIP
AS OF THE RESTATEMENT DATE

Member	Common Units	Common Shares Contributed in Exchange for Such Common Units	Class A Units	Class A Shares Contributed in Exchange for Such Class A Units	Total Units	Total Votes
Dolph Baker	0	0	1,309,245	1,309,245	1,309,245	13,092,450
Dinnette Adams Baker	56,595	56,595	1,090,755	1,090,755	1,147,350	10,964,145
Luanne Adams	343,787	343,787	800,000	800,000	1,143,787	8,343,787
Nancy Adams Briggs	343,787	343,787	800,000	800,000	1,143,787	8,343,787
Laurel Adams Krodel	343,787	343,787	800,000	800,000	1,143,787	8,343,787
Total	1,087,956	1,087,956	4,800,000	4,800,000	5,887,956	49,087,956